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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


UnionBank, an Illinois state bank with its main office located in Streator, Illinois.

UnionBank/West, an Illinois state bank with its main office located in Macomb, Illinois.

UnionBank/Central, an Illinois state bank with its main office located Princeton, Illinois.

UnionBank/Northwest, an Illinois state bank with its main office located in Hanover, Illinois.

Prairie Bancorp, Inc., an Illinois corporaton located in Streator, Illinois.

Country Bancshares, Inc., an Illinois corporation located in Streator, Illinois.

UnionData Corp., Inc., an Illinois corporation located in Streator, Illinois.

UnionTrust Corporation, an Illinois corporation located in Ottawa, Illinois.

Union Financial Services, Inc., an Illinois corporation located in Ottawa, Illinois.